Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	August 7, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

AmeriGas Partners Reports Third Quarter Results, Updates Guidance

VALLEY FORGE, Pa., August 7—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported a seasonal net loss attributable to AmeriGas Partners, L.P. for the third fiscal quarter ended June 30, 2012 of $89.4 million compared to a seasonal net loss of $9.2 million for the third quarter of fiscal 2011. The net loss attributable to AmeriGas Partners, L.P. for the current-year period reflects an increased seasonal loss associated with the operations of Heritage Propane, which was acquired in January, the impact of $15.0 million in acquisition and transition expenses related to the Heritage Propane acquisition, and the effects of extraordinarily warmer than normal spring weather. The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) decreased to $16.8 million for the third quarter of 2012 compared to $31.1 million for the same period last year.

For the three months ended June 30, 2012, retail propane volumes sold were 204.0 million gallons compared with retail propane volumes of 155.1 million gallons in the prior-year period. The increase in volumes sold was largely attributable to incremental volumes resulting from the Heritage Propane acquisition (approximately 69 million gallons) partially offset by the impact of the extraordinarily warm spring weather. Weather during the quarter was approximately 24% warmer than normal and 23% warmer than the prior-year period, according to the National Oceanic and Atmospheric Administration.

Revenues for the quarter increased to $571.9 million, reflecting the impact of the Heritage Propane acquisition partially offset by the volume-related decline in revenues associated with the warm spring weather and lower average selling prices associated with lower propane product costs. Total margin increased $67.9 million in the 2012 three-month period, primarily reflecting incremental total margin from the Heritage Propane acquisition partially offset by the impact of the significantly warmer spring weather.

Operating and administrative expenses increased $95.8 million, primarily reflecting incremental Heritage Propane expenses and acquisition and transition expenses of $15.0 million. Partnership operating loss was $48.3 million, compared to operating income of $6.7 million in the prior-year period, as the increase in total margin was more than offset by the increased operating expenses and a $25.0 million increase in depreciation and amortization expenses principally associated with the Heritage Propane acquisition.

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AmeriGas Partners Reports Third Quarter Results, Updates Guidance	Page 2

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Our results for the quarter reflect the adverse effects of the very warm spring weather which followed one of the warmest winters on record. Our management team did an excellent job of remaining focused on the day-to-day operations of the business while at the same time making significant progress during the quarter on the Heritage Propane acquisition integration. Our field managers are in place, we have consolidated most of our back office functions, and begun the first phase of field integration efforts to be completed by the end of summer. Given our results thus far, we now expect Adjusted EBITDA for fiscal year 2012 to be in the range of $375 million to $385 million, including the impact of approximately $15 million in net synergies expected to be recognized from the Heritage Propane acquisition during the fourth quarter of fiscal 2012. I am pleased to announce that we are increasing our Adjusted EBITDA forecast for fiscal 2013 to be in the range of $620 million to $660 million, assuming essentially normal weather patterns. Our expectations continue to include the impact of at least $50 million in net synergies expected to be recognized from the Heritage Propane acquisition in fiscal 2013. The change to our fiscal 2013 guidance reflects our current assessment of acquisition integration efforts and business conditions for next year, and underscores our confidence in our ability to continue to achieve significant synergies related to the Heritage acquisition.”

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, losses on extinguishment of debt and Heritage Propane acquisition and transition expenses. Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Tuesday, August 7, 2012. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on August 7 through midnight Friday, August 10. The replay may be accessed at 1-855-859-2056, passcode 36869525 and International access 1-404-537-3406, passcode 36869525.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

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AmeriGas Partners Reports Third Quarter Results, Updates Guidance	Page 3

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-18	###	8/7/12

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Revenues:
Propane	$507,529	$428,286	$2,227,576	$1,941,693	$2,646,322	$2,284,257
Other	64,416	42,544	183,755	136,133	225,142	174,602

	571,945	470,830	2,411,331	2,077,826	2,871,464	2,458,859

Costs and expenses:
Cost of sales - propane	312,487	284,629	1,394,860	1,257,038	1,683,983	1,472,266
Cost of sales - other	21,516	16,212	52,962	43,902	68,186	58,589
Operating and administrative expenses	242,905	147,139	655,090	474,039	801,627	632,135
Depreciation	38,311	21,435	94,593	61,853	115,717	81,879
Amortization	11,204	3,063	23,902	8,516	27,119	10,784
Other (income) expense, net	(6,190)	(8,329)	(16,931)	(20,404)	(22,090)	(24,359)

	620,233	464,149	2,204,476	1,824,944	2,674,542	2,231,294

Operating (loss) income	(48,288)	6,681	206,855	252,882	196,922	227,565
Gain (loss) on extinguishments of debt	30	—	(13,349)	(18,801)	(32,665)	(18,801)
Interest expense	(41,853)	(15,643)	(103,431)	(47,365)	(119,584)	(62,287)

(loss) income before income taxes	(90,111)	(8,962)	90,075	186,716	44,673	146,477
Income tax benefit (expense)	208	(139)	(1,006)	(487)	(909)	(1,374)

Net (loss) income	(89,903)	(9,101)	89,069	186,229	43,764	145,103
Less: net (loss) income attributable to noncontrolling interests	521	(51)	(2,041)	(2,511)	(1,931)	(2,242)

Net (loss) income attributable to AmeriGas Partners, L.P.	$(89,382)	$(9,152)	$87,028	$183,718	$41,833	$142,861

General partner's interest in net (loss) income attributable to AmeriGas Partners, L.P.	$3,355	$1,474	$9,628	$5,308	$10,742	$5,852

Limited partners' interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(92,737)	$(10,626)	$77,400	$178,410	$31,091	$137,009

(Loss) income per limited partner unit (a)
Basic	$(1.00)	$(0.19)	$0.91	$2.83	$0.33	$2.39

Diluted	$(1.00)	$(0.19)	$0.91	$2.83	$0.33	$2.39

Average limited partner units outstanding:
Basic	92,783	57,129	77,615	57,115	72,466	57,108

Diluted	92,783	57,129	77,668	57,165	72,520	57,158

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	204.0	155.1	814.3	727.8	960.7	874.5
EBITDA (b)	$1,778	$31,128	$309,960	$301,939	$305,162	$299,185
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$14,203	$8,441	$38,850	$28,161	$57,303	$41,376
Growth capital expenditures	$10,961	$10,145	$31,414	$31,040	$49,575	$41,199

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2011.
(b)	Earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States ("GAAP"). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership's operating performance with that of other companies within the propane industry and (2) assess the Partnership's ability to meet loan covenants. The Partnership's definition of EBITDA may be different from those used by other companies.

(continued)

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AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's EBITDA to assess the profitability of the Partnership which is one of UGI Corporation's industry segments. UGI Corporation discloses the Partnership's EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment. EBITDA in the three months ended June 30, 2012 includes acquisition and transition expense of $15,037 associated with the Heritage Propane acquisition. EBITDA in the nine months ended June 30, 2012 includes a net pre-tax loss of $13,349 from extinguishment of debt and acquisition and transition expense of $26,892 associated with the Heritage Propane acquisition. EBITDA for the twelve months ended June 30, 2012 includes a net pre-tax loss of $32,665 from extinguishment of debt and acquisition and transition expense of $26,892 associated with the Heritage Propane acquisition. EBITDA in the nine and twelve months ended June 30, 2011 includes pre-tax losses of $18,801 from extinguishments of debt. EBITDA for the twelve months ended June 30, 2011 also includes a $7,000 pre-tax loss associated with increased litigation reserves.

The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Net (loss) income attributable to AmeriGas Partners, L.P	$(89,382)	$(9,152)	$87,028	$183,718	$41,833	$142,861
Income tax (benefit) expense	(208)	139	1,006	487	909	1,374
Interest expense	41,853	15,643	103,431	47,365	119,584	62,287
Depreciation	38,311	21,435	94,593	61,853	115,717	81,879
Amortization	11,204	3,063	23,902	8,516	27,119	10,784

EBITDA	$1,778	$31,128	$309,960	$301,939	$305,162	$299,185
Heritage Propane acquisition and transition expense	15,037	—	26,892	—	26,892	—
(Gain) loss on extinguishments of debt	(30)	—	13,349	18,801	32,665	18,801
Litigation reserve	—	—	—	—	—	7,000

Adjusted EBITDA (1)	$16,785	$31,128	$350,201	$320,740	$364,719	$324,986

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal years ending September 30, 2012 and 2013:

	Forecast	Forecast
	Fiscal	Fiscal
	Year	Year
	Ending	Ending
	September 30,	September 30,
	2012	2013
Net income attributable to AmeriGas Partners, L.P (estimate)	$11,000	$254,000
Interest expense (estimate)	145,000	167,000
Income tax expense (estimate)	1,000	2,000
Depreciation (estimate)	133,000	154,000
Amortization (estimate)	35,000	43,000

EBITDA	$325,000	$620,000
Transition expenses (estimate)	42,000	20,000
Loss on extinguishment of debt (estimate)	13,000	—

Adjusted EBITDA (1)	$380,000	$640,000

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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